                                                                    EXHIBIT 10.1

                          MANAGEMENT SERVICES AGREEMENT

                  MANAGEMENT SERVICES AGREEMENT (the "AGREEMENT") dated as of November 30, 1999 by and among SUN MASTER INVESTMENT LIMITED (the "COMPANY"), a company incorporated under the laws of the Hong Kong Special Administrative Region of the Peoples' Republic of China, and Kidpower, Inc., a Tennessee corporation (the "Manager").

                              W I T N E S S E T H:

                  WHEREAS, pursuant to an Asset Purchase Agreement (the "PURCHASE AGREEMENT") dated as of October 25, 1999 by and between Funnoodle, Inc., a Delaware corporation ("FUNNOODLE"), the Manager, Toymax International, Inc., a Delaware corporation ("TOYMAX"), and James P. O'Rourke ("O'ROURKE") and a subsequent Assignment of Contract, dated November 30, 1999, by and among the Company; Funnoodle, Toymax, Kidpower and O'Rourke (the "ASSIGNMENT") of all of Funnoodle's rights and obligations under the Purchase Agreement, the Company has purchased from the Manager certain of the properties and assets of the Funnoodle product line (the "FUNNOODLE PRODUCT Line") of the Manager (the "TRANSACTION")(Capitalized terms not otherwise defined herein shall have the meaning given thereto in the Purchase Agreement): and

                  WHEREAS, the Company wishes to engage the Manager to provide managerial services to the Company with respect to the products of the Funnoodle Product Line of the Company (the "PRODUCTS") to be sold in North America, and the Manager wishes to accept such engagement;

                  NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

                  SECTION 1. ENGAGEMENT. (a) The Company hereby engages the Manager to provide managerial and other advisory services to the Company, and the Manager hereby accepts such engagement, all on the terms and subject to the conditions set forth in this Agreement.

                           (b) For as long as this Agreement shall remain in
effect, the Company agrees to continue the Funnoodle Product Line in substantially the same manner as it was conducted prior to the Transaction, and to cooperate with the Manager and to provide such support and assistance as is reasonably required to enable the Manager to perform its duties hereunder.

                  SECTION 2. TERM OF THE AGREEMENT. Subject to the provisions of
Section 9 hereof, the initial period of the Manager's engagement under this Agreement shall be from the date of this Agreement through November 15, 2002, as may be extended as hereinafter provided (the "Term"). If the Company provides the Manager with a written request for renewal ("RENEWAL NOTICE") at least six
(6) months before the last day of such initial period, and on the last day of each successive consecutive twelve month period following such initial period (each such last day hereinafter called a "RENEWAL DATE"), and Manager fails to reject such renewal in writing within thirty (30) days receipt of the Renewal Notice, this Agreement shall be renewed for an additional consecutive twelve month period, on the terms and conditions set forth herein. The Term of this Agreement shall end on the Renewal Date with respect to which the Company does not provide such request for renewal to the Manager or with respect to which the Manager expressly rejects the Renewal Notice.

         SECTION 3. SERVICES.

                  (a) During the Term, the Manager agrees to provide, on a timely basis, such services, for, on behalf of, and at the direction of, the Company, related to the conduct and management of the business of the Funnoodle Product Line as are consistent with the Manager's prior practice in its capacity as proprietor of the Funnoodle Product Line prior to the Transaction, including but not limited to sales, marketing, customer support, sales order processing, product development and testing, purchase order processing, production scheduling, quality control, warehousing, distribution, routing, expediting and shipping (the "SERVICES"). In furtherance and not in limitation of the Services set forth in the previous sentence, the Manager shall:

                           (i) coordinate the operations of the Funnoodle
Product Line consistent with the practices of the Manager prior to the Transaction as proprietor of the Funnoodle Product Line, including the fulfillment of all purchase orders received from the Company relating to the Products, process and coordinate the production and shipping schedules of the manufacturers of the Funnoodle Product Line;

                           (ii) serve as liaison with customers and, at the
Company's direction and with the Company's cooperation, request that all customers of the Funnoodle Product Line place purchase orders for Products directly with the Company, and to the extent Funnoodle Product Line purchase orders are received by the Manager, to promptly deliver such purchase orders to the Company for initial processing;

                           (iii) arrange for the manufacture of the Products
based upon purchase orders placed with the Manager by the Company, and serve as a liaison with such manufacturers and other vendors of the Funnoodle Product Line;

                           (iv) engage quality control staff from its personnel
to inspect the production line and the finished Products to ensure that the quality of the Products are in material compliance with the specifications of the Funnoodle Product Line;

                           (v) provide the Company with all original shipping
documents, to the extent in the Manager's possession, from the manufacturers and/or shipping companies and all warehouse receipts or certificates;

                           (vi) maintain, with the Company, a separate bank
account for the benefit of the Company in which shall be deposited all accounts receivable of the Funnoodle Product Line (the "BANK ACCOUNT");

                           (vii) at the Company's direction and with the
Company's cooperation, request that all customers remit payment against all invoices for Products shipped to the Company in payment for such Products, and to the extent accounts receivable are received by the Manager, to hold such accounts receivable in trust and for the benefit of the Company, and to promptly deposit same in the Bank Account;


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

                           (viii) provide the Company with sales services
(including serving as liaison with sales representatives), marketing services (including the coordination of advertising for the Funnoodle Product Line) and product development services;

                           (ix) provide to the Company such daily, weekly,
monthly and annual reports relating to the Funnoodle Product Line and the performance of the Funnoodle Product Line and the Manager as the Company shall reasonably require.

                           (x) train a General Manager, Sales Manager and
Product Manager to be appointed by the Company;

                           (xi) designate individuals responsible for carrying
out the Services to be provided hereunder and, if necessary, employ or engage such personnel at its sole cost and expense, as may be necessary for the performance of all Services required to be performed by it hereunder.

                  (b) In addition to the Services described in Section 3(a) hereof, the Manager and the Company agree that for the period commencing on the date hereof through May 31, 2000, or such earlier date determined by the Company in its discretion (the "TRANSITION PERIOD"), the Manager shall:

                           (i) notwithstanding Section 3(a)(i) hereof, process
and execute all purchase orders received by it directly from customers; PROVIDED, HOWEVER, that the execution of all purchase orders (A) from the customers listed on Schedule A attached hereto, or (B) in excess of $1,000.00 (or such other amount as the Company may advise the Manager of in writing from time to time), shall require the prior written approval of the Company;

                           (ii) prepare and deliver to customers (with copies
thereof to the Company) invoices for Products shipped; and

                           (iii) take all actions which may be reasonably
requested by the Company, at the Company's direction and expense, and provided that such action does not adversely affect the Manager's relationship (as determined in the Manager's sole direction) with such customer, to collect, for the benefit of the Company, the accounts receivable created by the invoices generated pursuant to Section 3(b)(ii) hereof.

                  (c) The Company shall have the option to perform, at any time and at its sole and absolute expense without any reduction in the Management Fee payable to the Manager hereunder, any activity listed in Sections 3(a) and (b) hereof.

                  (d) During the Term, the Manager shall not perform or otherwise be responsible for the taking of any actions relating to any corporate, finance, insurance or legal matter relating to the Company or the Funnoodle Product Line (the "EXCLUDED RESPONSIBILITIES").

                  (e) The Manager shall devote such time and effort in the provision of the Services hereunder as is consistent with the Manager's past practice prior to the Transaction as proprietor of the Funnoodle Product Line.


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

         SECTION 4. OVERSEAS MANUFACTURING.

                  (a) If the Manager recommends that the manufacturing of Products be conducted in the Far East, the Manager shall first offer the opportunity to conduct such manufacturing (as well as any other Service required to be performed hereunder) to Tai Nam Industrial Company Limited ("TAI NAM") and Jauntiway Investments Limited ("JAUNTIWAY"), each of Hong Kong. Such offer to Tai Nam and Jauntiway shall remain open for fifteen (15) days (the "OFFER PERIOD"). In the event that Tai Nam and Jauntiway: (i) fail to respond to the Manager prior to the expiration of the Offer Period; (ii) decline such opportunity; (iii) notify the Manager that they cannot perform the manufacturing or Services offered by the Manager within the timetable established by the Manager; or (iv) offers to perform such manufacturing or Services on terms and conditions that the Manager deems to be unacceptable, then such offer shall lapse and the Manager shall be entitled to contract with such other parties as the Manager, in its discretion, shall determine, for such manufacturing or other Services.

                  (b) If the Manager determines that the manufacturing of any of its products be conducted in the Far East, the Manager shall offer the opportunity to Tai Nam Industrial Company Limited ("TAI NAM") and Jauntiway Investments Limited ("JAUNTIWAY"), each of Hong Kong, to make an offer to perform such manufacturing (as well as any other service required to be performed hereunder).

                  (c) Except as otherwise provided herein, any fees imposed upon or costs or expenses incurred by the Manager under Section 4(a) shall be the sole and absolute responsibility of the Company, and the Manager shall have no liability therefor.

         SECTION 5. OFFICE SPACE AND SERVICES. During the Term, the Manager shall provide its own office space and other facilities as well as such office services which are necessary for the furnishing of the Services hereunder, all at its sole cost and expense.

         SECTION 6. MANAGEMENT FEE; EXPENSES.

                  (a) In consideration of the Services to be provided by the Manager hereunder, the Company shall pay to the Manager a fee equal to seven percent (7%) of: (a) the ex-factory invoices of Nomaco, Inc. ("Nomaco") under that certain Manufacturing Agreement, dated October __, 1999, between the Company and Nomaco; and (b) the ex-factory net cost of finished goods of all manufacturers of the Funnoodle Product Line other than Nomaco, it being understood that the ex-factory net cost of finished goods of all manufacturers of the Funnoodle Product Line other than Nomaco shall include only the cost of materials, packaging, direct labor, and direct factory overhead of such non-Nomaco manufacturer of the Funnoodle Product Line.

                  (b) During the Term, the Company shall pay or reimburse the Manager for all reasonable out-of-pocket expenses actually incurred or paid by the Manager in the performance of its duties hereunder upon presentation of expense statements and/or such other supporting information as the Company may reasonably require of the Manager; PROVIDED, HOWEVER, that the Manager shall not incur any expense for which it will seek reimbursement in excess of $1,000.00, unless such expense is approved by the Company in writing prior to the incurrence thereof, in which case the Company shall advance to the Manager the full amount of


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such expense. Notwithstanding the foregoing, the Manager shall not be reimbursed for any employee payroll or benefit costs of the Manager, and such expenses shall be the responsibility of the Manager.

                  (c) The following costs and expenses, which is not intended to be an exhaustive list, shall be the exclusive responsibility of the Company, and in the event the Manager is billed for such costs and expenses, the Company shall promptly remit payment therefor:

                           (i) costs and expenses related to the Excluded
Activities;

                           (ii) sales commissions;

                           (iii) chargebacks and expenses relating to defective
products;

                           (iv) costs and expenses relating to toy shows in
respect of promotion of the products;

                           (v) tooling costs;

                           (vi) costs and expenses relating to outside
development and engineering;

                           (vii) license and royalty expenses;

                           (viii) electronic data interchange (EDI) costs;

                           (ix) warehousing costs;

                           (x) costs and expenses of patents, copyrights and
trademarks in respect of the products;

                           (xi) bank charges and interest;

                           (xii) costs and expenses of advertising;

                           (xiii) reasonable travel expenses;

                           (xiv) reasonable costs and expenses of agents
retained by the Manager to perform quality control functions for Products manufactured pursuant to Section 4 hereof;

                           (xv) shipping costs for Products manufactured
pursuant to Section 4 hereof;

                           (xvi) costs and expenses of training the General
Manager, Sales Manager and Product Manager; and


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

                           (xvii) costs and expenses related to activities for
which the Company assumes responsibility.

                  (d) The Management Fee and all expenses eligible for reimbursement shall be paid by the Company to the Manager on the first business day of each month.

         SECTION 7. CONTROL OF MANAGER. The parties acknowledge that the Company has entered into this Agreement relying on the continued personal efforts of O'Rourke in the Manager. During the Term of this Agreement, the Manager, or its assignee, will cause O'Rourke or such other individuals or entities as may be acceptable to the Company, to oversee the performance of the Services to be provided hereunder.

         SECTION 8. COMPLIANCE WITH LAWS. The Manager shall take reasonable steps and make recommendations to the Company ensure compliance with all federal, state and local laws, regulations, ordinances or other requirements imposed on the business of the Funnoodle Product Line, to the extent the performance of the Services is applicable thereto.

         SECTION 9. TERMINATION. Except for a breach of Section 7 hereof wherein this Agreement shall terminate upon such breach, the engagement hereunder of the Manager may be terminated prior to the expiration of the Term by delivering written notice to the Manager ninety (90) days prior to such termination; provided, however, that if such written notice of termination is delivered to the Manager on or after June 1st of any year during the Term then the date of such termination shall be May 31st of the following year.

         SECTION 10. OBLIGATIONS OF COMPANY ON TERMINATION. Notwithstanding anything in this Agreement to the contrary, upon termination of the Manager's engagement hereunder, the Company shall have no payment or other obligations hereunder to the Manager, except for the payment of any Management Fee and unreimbursed expenses accrued but unpaid as of the date of termination, which amounts shall be paid to the Manager within thirty (30) days of the such date of termination.

         SECTION 11. INDEPENDENT CONTRACTOR. The Company and the Manager acknowledge that the Manager is providing the Services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Except as otherwise set forth herein, the Manager does not have, nor shall it represent itself as having, any right, power or authority to create any contract or obligation on behalf of, or in the name of, the Company. The Manager shall file all tax returns and reports required to be filed by it or any of its employees or agents on the basis that the Manager is an independent contractor, rather than an employee. Manager agrees to covenant that it will withhold payroll taxes for all people it considers to be employees.


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

         SECTION 12. CONFIDENTIALITY.

                  (a) The Company and the Manager each acknowledge and agree that in connection with the Services to be provided hereunder by the Manager, each party has made, or will at its sole and absolute discretion, may make available to the other and their respective Representatives (as hereinafter defined) certain Confidential Material (as defined in Section 12(c) hereof) concerning the business, operations, practices, processes and equipment of the Company, including but not limited to the Funnoodle Product Line by the Company. Each party further acknowledges that such Confidential Material constitutes valuable, special and unique assets of the disclosing party developed at great expense which are the exclusive property of the disclosing party. As a condition to and in consideration of such Confidential Material being furnished to each party and its present or respective directors, officers, employees, managers, consultants or advisors, (collectively, the "Representatives"), each party hereby agrees to use all Confidential Material solely in connection with the services to be provided hereunder, and that such Confidential Material shall be kept strictly confidential and shall not be disclosed in any manner whatsoever. Accordingly, each party shall not, at any time, either during or subsequent to the term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Material; PROVIDED, HOWEVER, that each party may make any disclosure of such information to: (i) which the disclosing party gives its prior written consent;
(ii) the extent required by applicable law (upon the receipt of advice from counsel that disclosure must be made in order for a violation of law not to occur) copyrights, trademark and service mark rights, equities, goodwill, titles and other rights of each party, and all; or (iii) Each party's Representatives who need to know the Confidential Material for the purpose of providing the services hereunder and who agree to keep the Confidential Material confidential and to be bound to this provision to the same extent as if they were parties hereto (it shall be understood and agreed that each party's Representatives shall be informed by each party of the confidential nature of the Confidential Material and shall be directed by each party to treat the Confidential Material confidentially). Each party further agrees, at its sole expense, to take those measures reasonably required to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Material.

                  (b) Each party agrees that, at any time upon the request of the other for any reason, each party will and will cause its Representatives to promptly deliver to the Company all documents (and copies thereof) furnished to each party or its Representatives by or on behalf of the other pursuant to this Agreement. In the event of such a decision or request all other Confidential Material possessed by each party or their respective Representatives shall be destroyed and no copies thereof shall be retained and, upon request, the each party shall certify in writing to the other that such action has been taken. Notwithstanding the return or destruction of the Confidential Material or the termination of this Agreement, each party and their respective Representatives will continue to be bound by their obligations hereunder.

                  (c) For purposes of this agreement, the term "Confidential Material" shall include but not be limited to: (i) all technology, know-how, inventions, trade secrets, plans, financial and marketing plans, patent applications, data, reports, interpretations, forecasts, audit reports, the identity of customers and suppliers, agreements, contracts, instruments, documents and any other information concerning the disclosing party, its subsidiaries and affiliates which (A) is furnished to the other party or its affiliates or Representatives, now or in the future, by or


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

on behalf of the disclosing party, and (B) is not available to the public; and
(ii) all notes, analyses, compilations, studies, interpretations or other documents prepared by the disclosing party or any of its affiliates or Representatives which contain, reflect or are based upon, in whole or in part, the Confidential Material furnished to the other party or its affiliates or Representatives; except that Confidential Material shall not include information which becomes generally available to the public other than as a result of an unauthorized disclosure by the other party or its affiliates or Representatives.

                  (d) The Manager agrees, for itself and its Representatives, that all products developed by the Manager or its Representatives for inclusion in the Funnoodle Product Line pursuant to the Services to be provided hereunder, including, but not limited to, all Confidential Material related thereto, shall be deemed produced or developed by the Manager in connection with its duties hereunder and as such shall remain the property of the Company, and the Manager, for itself and its Representatives, agrees and acknowledges that the Company owns all the rights to such products and Confidential Material. The Manager agrees, and agrees to cause all of its Representatives, to execute such documents or instruments as may be necessary or desirable to transfer or create ownership of such products and Confidential Material in the Company.

                  (e) Each party acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Section 12 by the other party and that each party shall be entitled to specific performance and injunctive or other equitable relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies but shall be in addition to all other remedies available at law or in equity to each party.


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

         SECTION 13. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid return receipt requested) as follows:

                           If to the Company, one copy to:
                           SUN MASTER INVESTMENT LTD.
                           c/o Toymax International, Inc.
                           125 East Bethpage Road
                           Plainview, New York
                           Telecopier:  (516) 391-9147
                           Attn:  Sanford Frank, Esq.

                           with a copy to:

                           Baer Marks & Upham LLP
                           805 Third Avenue
                           New York, New York  10022
                           Telecopier:  (212) 702-5810
                           Attn:  Joel M. Handel, Esq.

                           If to the Manager, one copy to:

                           Kidpower, Inc.
                           8005 Church Street East
                           Brentwood, Tennessee  37027
                           Telecopier:  (615) 371-1846
                           Attn: James P. O'Rourke, President

                           with a copy to:
                           McManimon & Scotland LLC
                           One Riverfront Plaza
                           Newark, New Jersey  07102
                           Telecopier:  (973) 622-7333
                           Attn:  Jeffrey Kramer, Esq.

         Each such notice or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 13 (with confirmation of transmission) or (ii) if given by any other means, when delivered at the address specified in this
Section 13. Any party by notice given in accordance with this Section 13 to the other party may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

         SECTION 14. INDEMNIFICATION.

                  (a) The Manager hereby agrees to indemnify and hold harmless the Company, its respective officers, directors, partners, agents and representatives from and against


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

any and all claims, liabilities, losses, damages, penalties, costs and expenses, including without limitation, reasonable attorneys' fees and costs suffered or paid, indirectly or directly, by the Company in any action or proceeding between the Company and the Manager, or between the Company and any third party or otherwise, arising out of the performance of the Manager or its officers, directors, partners, employees, agents or representatives under this Agreement, where attributable to the willful misconduct or gross negligence of the Manager or to the Manager's breach of the terms of this Agreement. Notwithstanding any provision in this Agreement to the contrary, the maximum amount of liability of the Manager to the Company in connection with this Management Agreement and the Purchase Agreement shall equal the lesser of: (i) the Purchase Price paid to the Manager by the Company pursuant to the Purchase Agreement, or (ii) Eight Million Five Hundred Thousand Dollars ($8,500,000).

                  (b) The Company hereby agrees to indemnify and hold harmless the Manager, its respective officers, directors, partners, agents and representatives from and against any and all claims, liabilities, losses, damages, penalties, costs and expenses, including without limitation, reasonable attorneys' fees and costs suffered or paid, indirectly or directly, by the Manager in any action or proceeding between the Manager and the Company, or between the Manager and any third party or otherwise, arising out of the performance of the Manager or its officers, directors, partners, employees, agents or representatives under this Agreement, except where attributable to the willful misconduct or gross negligence of the Manager or to the Manager's breach of the terms of this Agreement.

         SECTION 15. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and related transactions and supersedes all prior agreements, written or oral, with respect thereto.

         SECTION 16. SEVERABILITY. Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law

         SECTION 17. BINDING EFFECT; NO ASSIGNMENT. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of law) by any party without the express written consent of the other party, provided, however, that the consent of such other party shall not be unreasonably withheld or delayed. Any purported assignment, unless consented to in writing by the other party or such consent is unreasonably withheld, shall be void and without effect

         SECTION 18. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof.

         SECTION 19. CONSENT TO JURISDICTION. Each of the parties hereto irrevocably and voluntarily submits to personal jurisdiction in the State of New York and in the


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

Federal and state courts in such state located in the Eastern District of New York and the appellate courts therefrom in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. The parties hereto agree that any action or proceeding instituted by any of them against any other party with respect to this Agreement will be instituted exclusively in the state courts located in, and in the United States District Court for, the Eastern District of New York. The Company and the Manager irrevocably and unconditionally waive and agree not to plead, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue or the convenience of the forum of any action or proceeding with respect to this Agreement in any such courts.

         SECTION 20. AMENDMENT; WAIVER. This Agreement and the provisions contained herein may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of any amendment, by the Manager and the Company or, in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         SECTION 21. HEADERS. The headings of the sections of this Agreement have been included for convenience only and shall have no substantive effect.

         SECTION 22. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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

                  IN WITNESS WHEREOF, the undersigned have executed this Management Services Agreement as of the date set forth above.


                                   SUN MASTER INVESTMENT, LTD.


                                   By:
                                       -----------------------
                                       Name: Steven Lebensfeld
                                       Title:  Agent


                                   KIDPOWER, INC.


                                     By:
                                        -----------------------
                                        Name:
                                        Title:


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